EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008, except with respect to our opinion on the consolidated financial statements insofar as they relate to the effects of the discontinued operations as discussed in Note 2, as to which the date is November 25, 2008, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Associated Estates Realty Corporation’s Current Report on Form 8-K dated November 25, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Cleveland, Ohio
February 23, 2009

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